EXHIBIT 99.2

Contact: Peter Ruzicka Riverstone Networks (408) 878-6756 pruzicka@riverstonenet.com	Contact: Jennifer Arculeo Riverstone Networks (408) 878-6687 jarculeo@riverstonenet.com

RIVERSTONE NETWORKS APPOINTS SYLVIA SUMMERS TO BOARD OF DIRECTORS

SANTA CLARA, Calif., October 21, 2002—Riverstone Networks, Inc. (Nasdaq: RSTN) today announced that Sylvia Summers, former CEO of Silvan Networks and vice president of Cisco Systems (Nasdaq: CSCO), has been appointed to the company’s board of directors.

“Sylvia brings the right balance of networking management experience and technological innovation to Riverstone’s board,” said Romulus Pereira, president and CEO of Riverstone Networks. “She’s worked in every aspect of the IT business, from product engineering to running a company, and that background will help guide Riverstone through the evolving marketplace.”

Ms. Summers has a wealth of experience managing groups and divisions in both the United States and abroad. As president and CEO of Silvan Networks, she directed the company’s entry into the enterprise content delivery market. Prior to leading Silvan Networks into new markets, she was the vice president of Cisco System’s Public Access Managed Network Services Group, where she expanded the company’s mid-range router enterprise business into new international markets and built a service provider business with end-to-end customer-focused solutions.

“This is a great opportunity to work with a company with a compelling combination of vision, innovation and leadership,” said Ms. Summers. “Riverstone has at its core the qualities that are rewarded in the dynamic and fast-moving networking industry, and I’m looking forward to being a part of its continued success.”

Ms. Summers also served as vice president and general manager of the multiplatform group at Storage Technology Corp. (NYSE: STK) and held senior-level management positions in systems businesses at France-based Group Bull and Matra. She currently serves on the boards of JNI, a designer and supplier of enterprise connectivity products, and Gadzoox Networks. Ms. Summers received her MSEE from the University of California, Berkeley.

About Riverstone Networks

Riverstone Networks, Inc. (Nasdaq: RSTN) provides solutions for metropolitan area networks, enabling carriers to convert raw bandwidth into profitable services. In more than 50 countries, carriers operating many of the world’s largest metropolitan area networks depend on Riverstone to create and reliably deliver profitable services over legacy and next-generation infrastructures. Worldwide, Riverstone routers are the trusted choice of many telecommunications carriers. For more information, please visit Riverstone’s web site at www.riverstonenet.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to continued success, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include the risks detailed from time to time in Riverstone Networks’ SEC reports, including its quarterly report on Form 10-Q for the period ended August 31, 2002. Riverstone Networks disclaims any intent or obligation to update or revise these forward-looking statements.

Riverstone Networks is a trademark of Riverstone Networks, Inc. All other trademarks, service marks, and trade names belong to their respective owners.

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